Exhibit 10.5

MUBADARAH INVESTMENTS LLC

(Seller)

HILAL AL BUSAIDY

(Hilal)

YASSER SAID AL BARAMI

(Yasser)

NATIONAL ENERGY SERVICES REUNITED CORP

(Purchaser)

AGREEMENT FOR THE SALE AND PURCHASE OF SHARES

IN GULF ENERGY S.A.O.C.

TABLE OF CONTENTS

1		Definitions and Interpretations	5

2		Sale and Purchase	15

3		Consideration and Leakage	15

4		Payment of Consideration	17

5		Conditions Precedent	17

6		Covenants	19

7		Completion and Post Completion Obligations	21

8		Undertaking, Representations and Warranties	22

9		Seller Warranties	23

10		Purchaser Warranties	24

11		Indemnities	24

12		Indemnity Claims	25

13		Termination	26

14		Costs and Expenses	28

15		Successors, Transfers and Assignment	28

16		Entire Agreement	28

17		Amendment to the Agreement	28

18		Remedies and Waivers	28

19		Counterparts	29

20		Invalidity	29

21		Notices	39

22		Confidentiality	30

23		Governing Law and Jurisdiction	30

Schedule 1 Conditions Precedent			32

	1	Purchaser Conditions	32

	2	Seller Conditions	32

Schedule 2 Seller Warranties			34

	1	Power to sell the Company Shares	34

	2	Capitalisation of the Companies	34

	3	Incorporation of each Group Company	34

	4	Ownership of Shares	34

	5	Subsidiaries	35

	6	Title to Shares and Issued Shares	35

7	Rights of third parties	35

8	The Accounts	35

9	Management Accounts	37

10	Power of Attorney	38

11	Guarantees and Indemnities	38

12	Legal Proceedings	38

13	Permits and Compliance with Law	38

14	Contracts between the Group and the Seller	39

15	Termination of Agreements and Cancellation of Approvals	39

16	Material Contracts	40

17	Assets	41

18	Property	41

19	Intellectual Property	41

20	Customers and Suppliers	42

21	Insurance	42

22	Anti-Bribery	43

23	Tax	44

24	Environmental Matters	44

25	Employees	44

26	Indebtedness	45

27	Related Party Arrangements	45

28	Working capital	45

29	Records	45

30	Group Net Debt and Leakage	45

31	Undisclosed Liabilities	45

32	Accuracy of information	45

33	Ownership of SGEE	46

Schedule 3 Limitations on Seller’s Liability		47

1	Maximum liability	47

2	Small claims and threshold	47

3	Specific limitations	47

4	Time Limits	48

5	No duplication of liability	48

6	Remediable breaches	48

This Stock Purchase Agreement (the “Agreement”) dated November 12, 2017 (the “Signing Date”) by and between:

(1)	MUBADARAH INVESTMENTS LLC, an Omani limited liability company with its registered address at P. O. Box 807, Post Code 116, Muscat, Oman (the “Seller”);

(2)	HILAL AL BUSAIDY, of Omani nationality, holding civil identity number 02270116, having his postal address at P O Box 786, Postal Code 116, Mina Al Fahal, Sultanate of Oman (“Hilal”);

(3)	YASSER SAID AL BARAMI, of Omani nationality, holding civil identity number 02159522, having his postal address at P O Box 786, Postal Code 116, Mina Al Fahal, Sultanate of Oman (“Yasser” and together with Hilal, the “Founders”); and

(4)	NATIONAL ENERGY SERVICES REUNITED CORP, a company incorporated in the British Virgin Islands with its address at 777 Post Oak Blvd, Houston, TX, 77056, USA (“Purchaser”)

(each a “Party” and together the “Parties”)

WHEREAS

A.	The Seller is the legal and beneficial owner of the Company Shares (defined below).

B.	The Seller has agreed to sell the legal and beneficial ownership of the Company Shares to the Purchaser, and the Purchaser has agreed to purchase the legal and beneficial ownership of the Company Shares on the terms and subject to the conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

1	Definitions and Interpretations

1.1	Definitions

In this Agreement the following definitions apply:

“Acceptance Letter” has the meaning ascribed thereto in Clause 12.1.2;

“Accounts” mean the audited financial statements of the Group comprising the balance sheet, profit and loss account and the statements of income and cash flow for the financial year ended on the Accounts Date, the auditor’s report on those accounts and the notes to those accounts;

“Accounts Date” means 31 December 2016;

“Affiliate” means, in relation to any specified person, any other person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with such specified person, or is a nominee of such person. If such specified person is a natural person, the term “Affiliate” shall include that person’s Immediate Family;

“Agreed Net Debt Amount” means USD 47,200,000 (forty seven million two hundred thousand);

“Agreement” means this agreement for the sale and purchase of the Company Shares;

“Anti-Bribery Law” means applicable laws, regulations or orders in any jurisdiction relating to bribery or corruption (governmental or commercial) including (i) the UK Bribery Act 2010, (ii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (iii) all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and (iv) any other law or order from or arrangement entered into with any Governmental Authority that relates to bribery or corruption, in each case as amended from time to time;

“Anti-Money Laundering Laws” means applicable laws, regulations, rules or guidelines relating to money laundering, including financial recordkeeping and reporting requirements, which apply to the business and dealings of the Seller and the Group and all money laundering-related laws of other jurisdictions where the any of the Company’s subsidiaries conduct business or own assets, and any related or similar law issued, administered or enforced by any Governmental Authority;

“Approval Notice” has the meaning ascribed thereto in Clause 3.10

“Assets” has the meaning ascribed thereto in paragraph 17.1 of Schedule 2;

“Awareness Persons” has the meaning ascribed thereto in Clause 89.2;

“Big Four” means any of KPMG, EY, PricewaterhouseCoopers and Deloitte;

“Breaching Party” has the meaning ascribed thereto in Clause;

“Broker” means the entity or person in Oman to be agreed between the Seller and the Purchaser, as soon as practicable after the Signing Date, in relation to the sale and purchase of the Company Shares, being in each case a juristic person licensed to undertake brokerage activities on the MSM;

“Broker Agreement” means the agreement to be entered into amongst the Purchaser, the Seller and the Broker as soon as practicable after the Signing Date, in such form as the parties thereto shall agree;

“Business Day” means a day when banks are open for business in Oman and Singapore;

“Claim” means a claim by the Purchaser for a breach of the Seller Warranties;

“Code” means the Code of Corporate Governance for closed joint stock companies issued by the MOCI;

“Company” means Gulf Energy S.A.O.C, a closed joint stock company registered in Oman under Commercial Registration No. 1791842, with its registered office address as P. O. Box 786, Postal Code 116, Mina Al Fahal, Oman;

“Company Shares” means 305,000 shares [of par value RO 1.00] each legally and beneficially owned by the Seller in the capital of the Company and representing 61% of the total issued and outstanding share capital of the Company;

“Completion” means completion of the sale and purchase of the Company Shares in accordance with this Agreement and the Broker Agreement;

“Completion Anniversary” means the first anniversary of the Completion Date;

“Completion Date” means the date on which Completion occurs;

“Completion Leakage” has the meaning ascribed thereto in Clause 3.5;

“Conditions Precedent” means the items listed in Parts 1 and 2 of Schedule 1;

“Conditions Precedent Satisfaction Certificate” means a certificate in the form set out in Schedule 5;

“Consideration” has the meaning ascribed thereto in Clause 3.1;

“Control” means, acting individually or in concert with others: (i) the legal or beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the share capital or other ownership interests of any person; (ii) the ability, directly or indirectly, to appoint more than half of the board or other controlling body of any person; or (iii) the ability, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise to direct, or cause the direction of, the management of any person. A person shall be deemed to direct or cause the direction of the management and policies of a person if the consent or approval of such person is required with respect to all or substantially all material decisions (and “Controlled” and “Controlling” shall be construed accordingly);

“DIFC” means the Dubai International Financial Centre;

“Disclosed” means fairly and accurately disclosed to enable the Purchaser to reasonably identify the nature, scope and impact of the matter disclosed (and “Disclosures” shall be construed accordingly);

“Disclosure Letter” means the letter from the Seller to the Purchaser containing the Sellers’ Disclosures against the Seller Warranties, attached hereto as Schedule 6;

“Dispute Meeting” has the meaning ascribed thereto in Clause 823.1;

“Disputes Notice” has the meaning ascribed thereto in Clause 823.1;

“Encumbrance” includes any security interest, mortgage, charge, pledge, hypothecation, lien, adverse claim, right to acquire or other form of security, including any restriction on the use, voting, transfer or receipt of income and any other agreement to give or create any of the foregoing;

“Existing Disputes” means the disputes set forth in Schedule 7;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with IFRS;

(f)	receivables sold or discounted;

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition or construction of that asset; or

(ii)	involves a period of more than six (6) months before or after the date of acquisition or supply;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark-to- market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any securitisation, forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	except in relation to arrangements between Group Companies, any guarantee or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs;

in each case other than indebtedness arising in the ordinary course of the Group’s trading with its customers or indebtedness arising from the Group receiving services in the ordinary course of its business;

“Founders” has the meaning ascribed thereto in the introduction of the Agreement;

“Fundamental and Tax Warranties” means the Seller Warranties set out in Clause 8.1, and paragraphs 1, 2, 4, 5, 6, 7 and 23 of Schedule 2;

“Governmental Authority” means any international, supranational, federal, territorial, national, provincial, regional, central, state, municipal or local government or any governmental or quasi-governmental authority, legislative or executive authority (including any governmental or quasi-governmental instrumentality agency or official and any court, organ of state, government or self-regulatory organisation, commission or tribunal or any regulatory or administrative agency) or any political or other subdivision, department or branch of any of the foregoing;

“Government Official” means any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, (i) any Governmental Authority (including any entity owned or controlled thereby); (ii) any political party or party official; (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF) (iv) any public international organization; or (v) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority;

“Group” means the Company and each of the Subsidiaries, taken as a whole;

“Group Cash” means, at any time, the aggregate cash and cash equivalents held by Group Companies, including (i) cash in hand, (ii) cash credited to accounts of the Group Companies held with banks, finance, leasing credit or similar institutions, (iii) cash in transit for the benefit of the Group Companies, and (iv) sums receivable pursuant to un- cleared cheques made payable for the benefit of the Group Companies, if and to the extent that such cheques are payable from the account of a bona fide third party (not being a Group Company or an Affiliate of the Seller or either of the Founders), have at such time been deposited with a relevant bank and have been credited as cash in an account of a Group Company within 5 Business Days after such time;

“Group Company” means any of the Company or any of the Subsidiaries;

“Group Net Debt” means, at any time, the amount of Financial Indebtedness of any of the Group Companies, less the total amount of Group Cash;

“Hilal Al Busaidy” or “Hilal” has the meaning ascribed thereto in the introduction of the Agreement;

“IFRS” means the International Financial Reporting Standards being the standards and interpretation issued by the International Accounting Standards Board;

“Immediate Family” means in the case of a natural person such person’s spouse, grand-parents, parents and lineal descendants;

“Indemnity Claim” means a claim against the Seller under Clause 811.1;

“Independent Valuation Accountant” means the auditors for the time being of the Company or, if they decline the instruction, an independent firm of accountants selected from the Big Four auditing firms jointly appointed by the relevant parties or, in the absence of agreement between the parties on the identity of such firm within three (3) Business Days of a relevant party serving details of a suggested firm on the other, an independent firm of accountants selected from the Big Four appointed by the MOCI on the application of any Party;

“IPC” means Integrated Petroleum Services Company LLC, a limited liability company incorporated in Oman in which, at the Signing Date, the Company holds 242,500 shares, representing 97% of the issued and outstanding share capital of IPC;

“LCIA” means the London Court of International Arbitration;

“Leakage” means any of the following, occurring from (but excluding) September 30, 2017, up to and including the Completion Date:

(a)	any dividend or other form of distribution (excluding the Proposed Dividend), whether in cash or in kind, paid by any Group Company to, or for the benefit of any member of the Seller’s Group;

(b)	any payments made or other benefits conferred by any Group Company to, or on behalf and for the account of, or otherwise for the benefit, of any member of the Seller’s Group (including any such payments made in connection with the redemption, purchase or repayment of any securities of any Group Company or any other return of capital);

(c)	any management, service or other charges or fees, costs, bonuses or other sums paid or incurred by any Group Company (including directors’ fees or monitoring fees) to, or for the benefit of, any member of the Seller’s Group or any director, officer or employee thereof outside the normal or ordinary course of business;

(d)	the waiver, deferral or release by any Group Company of any amount owed to it by any member of the Seller’s Group;

(e)	any payment or incurrence of interest or principal in respect of any indebtedness owed by any Group Company to any member of the Seller’s Group outside the ordinary course of business;

(f)	any assumption, waiver, discharge or deferral by any Group Company of any liability of any member of the Seller’s Group;

(g)	the transfer of any asset by any Group Company to any member of the Seller’s Group or the provision by any Group Company of any security, indemnity, guarantee or surety for any obligation or liability of any member of the Seller’s Group;

(h)	any transaction between any Group Company (on one hand) and any member of the Seller’s Group (on the other hand) to the extent not on arm’s length terms; and

(i)	any agreement by any Group Company to take any of the actions referred to above.

“Leases” has the meaning ascribed thereto in paragraph 18.3 of Schedule 2;

“Losses” has the meaning ascribed thereto in Clause 811.1;

“Management Accounts” means the unaudited management accounts of the Group for the three month period ended 31 March 2017, the months of April, May and June 2017, and the six month period ended 30 June 2017;

“Material Adverse Effect” means any event, circumstance, occurrence or state of affairs or any combination of them (whether existing or occurring on or before the Signing Date or arising or occurring on or before the Completion Date) which causes, or is reasonably likely to cause (a) a loss in revenue of the Group in excess of USD 12,500,000 (twelve million five hundred thousand) per annum; (b) a financial liability to the Group in excess of USD 5,000,000 (five million); or (c) a material adverse effect on the ability of the Seller to perform its obligations under the Transaction Documents;

“Material Contracts” has the meaning ascribed thereto in paragraph 16 of Schedule 2;

“MCDC” means the Muscat Clearing and Depository Company S.A.O.C;

“MOCI” means the Ministry of Commerce and Industry of Oman;

“MSM” means the Muscat Securities Market;

“Mubadarah Investments LLC” shall have the meaning set forth in the Recitals;

“NBO” means the National Bank of Oman S.A.O.G;

“Office Building” means the land owned by the Seller, and the office building located on such land, in Ghala, Muscat, Oman;

“Oman” means the Sultanate of Oman;

“Party, Parties” has the meaning ascribed thereto in the introduction of the Agreement;

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities;

“Properties” means the properties leased by a Group Company, the details of which (including the landlord for each leased property, the rental amount being paid and the expiration of the term of such lease for each leased property) are set forth in the Disclosure Letter and Property means any of them;

“Purchaser” has the meaning ascribed thereto in the introduction of the Agreement;

“Purchaser Broker Account” means an account opened by the Purchaser with the Broker in accordance with the Broker’s standard procedure;

“Purchaser Broker Account Form” means the Broker’s standard “Corporate Account Opening Agreement” to be executed by the Purchaser in accordance with the Broker Agreement;

“Purchaser Conditions Precedent” means the Conditions Precedent required to be satisfied by the Purchaser, as set forth in Part 1 of Schedule 1;

“Purchaser Warranties” means the representations and warranties made by the Purchaser in Clause 10;

“Qualifying Claim” has the meaning ascribed thereto in paragraph 2.1(a) of Schedule 3;

“Related Party” means, with respect to any person, any party that would be construed as a related party of such person under the Code or under IFRS IAS 24;

“Relevant Subsidiary” means each of SGEE and IPC;

“RO” means Omani Rial, the national currency of Oman;

“Rules” has the meaning ascribed thereto in Clause 823.3;

“Sanctioned Party” means any person, organization, vessel or government with whom dealings are prohibited by Sanctions;

“Sanctions” means applicable and enforceable economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (i) the European Union, (ii) the U.S. government, including without limitation the list of “Specially Designated Nationals” and other regulations enforced by the Office of Foreign Assets Control of the United States Department of the Treasury, (iii) the United Nations Security Council, (iv) Her Majesty’s Treasury of the United Kingdom, (iv) any other national economic sanctions authority;

“SEC” means the United States Securities and Exchange Commission;

“Securities Purchase Authorisation” means the authorisation to be given to the Broker, in such form as the Seller and the Purchaser shall agree, duly executed by the Purchaser to enable the Broker to effect the purchase of Company Shares on behalf of the Purchaser;

“Securities Sale Authorisation” means the authorisation to be given to the Broker, in such form as the Seller and the Purchaser shall agree, duly executed by the Seller to enable the Broker to effect the sale of Company Shares on behalf of the Seller;

“Seller” has the meaning ascribed thereto in the introduction of the Agreement, but “Seller” as used in this Agreement also shall mean Seller, Yasser and Hilal together, because all three have shares to sell and will be allocating consideration received as agreed among themselves;

“Seller Broker Account” means an account opened by the Seller with the Broker in accordance with the Broker’s standard procedure;

“Seller Broker Account Form” means the Broker’s standard “Corporate Account Opening Agreement” to be executed by the Seller;

“Seller Conditions Precedent” means the Conditions Precedent required to be satisfied by the Seller, as set forth in Part 2 of Schedule 1;

“Seller’s Group” means the Seller, its shareholders (including Hilal and Yasser) and their respective Affiliates from time to time, but excluding the Group Companies;

“Seller Warranties” mean the representations and warranties made by the Seller in Clause 8 and 9, Schedule 2, and Seller Warranty means any one of them;

“Senior Employees” has the meaning ascribed thereto in paragraph 25.1 of Schedule 2;

“SGEE” means Sino Gulf Enterprises LLC, a limited liability company incorporated in Oman;

“Shareholders Agreement” means the agreement entered into between the shareholders of the Company which is in force as of the Signing Date;

“Shareholder Approval” has the meaning ascribed thereto in Clause 3.8;

“Signing Date” has the meaning ascribed thereto in the introduction of the Agreement;

“Subsidiaries” mean all the companies Controlled by the Company and mentioned in Schedule 6 and “Subsidiary” means any of them;

“Tax”, “Taxes”, and “Taxation” means any and all forms of taxation, duties, levies, imposts and social security charges, whether direct or indirect in Oman or any of other jurisdictions in which any Group Company is incorporated or transacts business, including corporate income tax, capital gains tax, wage withholding tax, national social security contributions and employee social security contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability; together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;

“Transaction” means the sale by the Seller to the Purchaser of the Company Shares as at the Completion Date and the sale and purchase of any other Shares as contemplated by the terms and conditions of this Agreement;

“Transaction Document” means this Agreement, and the Broker Agreement;

“USD” means Unites States Dollars;

“Warranties” mean the Seller Warranties and the Purchaser Warranties and Warranty means any one of them; and

“Yasser Said Al Barami” or “Yasser”has the meaning ascribed thereto in the introduction of the Agreement.

1.2	Interpretation

In this Agreement, unless otherwise specified:

1.2.1	references to any Clause, paragraph or Schedule are to those contained in this Agreement and all Schedules to this Agreement are an integral part of this Agreement;

1.2.2	headings are for ease of reference only and shall not be taken into account in construing this Agreement;

1.2.3	the expression this Clause shall, unless followed by reference to a specific provision, be deemed to refer to the whole clause (not merely the sub-clause, paragraph or other provision) in which the expression occurs;

1.2.4	a reference to a Party shall include that Party’s successors and permitted assigns;

1.2.5	a reference to the ordinary course of business shall mean the running of the relevant business in accordance with its custom and usual practice and includes the relevant business’ past transactions and activities;

1.2.6	a person includes any individual, firm, company, authority, court, government or other incorporated or unincorporated body corporate or politic including a Governmental Authority;

1.2.7	references to documents being in the agreed form shall mean in relation to any documents, the draft of the document which has been agreed between the relevant parties thereto and initialed on their behalf for the purpose of identification;

1.2.8	the use of the singular herein shall include the plural and vice versa;

1.2.9	any reference to includes or including shall be deemed to be a reference to includes (without limitation) or including (without limitation) respectively;

1.2.10	a reference to a date which is not a Business Day shall be construed as a reference to the next succeeding Business Day;

1.2.11	all references to time and dates are expressed and shall be construed in accordance with the Gregorian calendar; and

1.2.12	a reference to an agreement or other document is a reference to that agreement or document as supplemented, amended or novated from time to time.

2	Sale and Purchase

At the Completion Date, subject to the terms of this Agreement and subject to approval by the Board of Directors and Shareholders of Purchaser, the Seller and Founders shall sell to the Purchaser and the Purchaser shall purchase from the Seller and the Founders, the legal and beneficial ownership of the Company Shares free and clear from any Encumbrance and together with all legal and beneficial rights and benefits attached or accruing to them on Completion including the right to receive all dividends or distributions declared, made or paid on or after Completion. Each of Hilal and Yasser hereby waives his respective rights in relation to the sale of the Company Shares by the Seller to the Purchaser under this Agreement including any right of First refusal under the Shareholders Agreement.

3	Consideration and Leakage

3.1	The consideration for the Company Shares acquired under this Agreement (“Consideration”) shall be shares of common stock of the Purchaser equivalent to US$184,848,485 (one hundred eighty four million eight hundred forty eight thousand four hundred eighty five) LESS the following:

3.1.1	the amount (if any) by which the Group Net Debt at the Completion Date exceeds the Agreed Net Debt Amount, and

3.1.2	the amount of any Completion Leakage.

3.2	The Purchaser’s shares shall have a deemed value of USD 10 per share, so the number of shares issued shall be the Consideration calculated under this Clause 3.1 divided by 10.

3.3	The common stock of the Purchaser shall be delivered to Seller and Founders or their respective representative in proportion to their respective ownership in the Company. Purchaser, by mutual agreement with Seller and Founders, may authorize and approve in writing a reduction in the amount of the Company Shares to be transferred to Purchaser on the Completion Date, such reduction in no event to be greater than 7% of the total shares of the Company, and any reduction in the number of shares shall cause a reduction in the Consideration proportionate to the value of US$ 184,848,485 per 61% of Company Shares.

3.4	The Seller shall not, and shall procure that no Group Company shall, permit or effect, or approve or enter into any arrangement that will result in, any Leakage.

3.5	The Seller shall notify the Purchaser in writing promptly following the occurrence of any Leakage, such notice to include reasonable details thereof. No later than three (3) Business Days before the Completion Date, the Seller shall notify the Purchaser in writing of the overall amount of any Leakage (the aggregate amount of such Leakage being the “Completion Leakage”), such notice to include reasonable details thereof. The amount of the Completion Leakage shall be taken into account in the calculation of the Consideration.

3.6	If, after Completion, the Purchaser becomes aware of any Leakage that has not been reflected in the Completion Leakage (and therefore not having been taken into account in the Consideration):

3.6.1	the Purchaser shall notify the Seller, such notice to include reasonable details thereof; and

3.6.2	No later than ten (10) Business Days after the date on which such notice under Clause 3.6.1 has been received, the Founders and Seller agree to accept a reduction in the number of Purchaser shares issued as consideration to the Founders and Sellers at the rate of USD 10 per share as an appropriate adjustment for the Leakage. The Secretary of Purchaser and its registered agent are authorized to adjust and reduce the number of shares accordingly, subject to any resolution of any amount in dispute.

3.6.3	In the event that the Parties are unable to agree the quantum of Leakage the Parties shall appoint an Independent Valuation Accountant to determine quantum of Leakage. The Independent Valuation Accountant shall be requested to determine the quantum of Leakage within ten (10) Business Days (or such further days as are reasonably requested by the Independent Valuation Accountant) of their appointment and to notify the Parties in writing of their determination. Such determination shall be binding upon the Parties, except in the case of fraud or manifest error.

3.7	The Parties hereby agree and acknowledge that any Taxes attributable to the Founders and Seller applicable to the sale and transfer of the Company Shares from the Founders and Seller to the Purchaser as contemplated by this Agreement shall be the sole responsibility of the Founders and Seller and any Taxes attributable to the Purchaser applicable to the purchase of the Company Shares by the Purchaser from the Founders and Seller as contemplated by this Agreement shall be the sole responsibility of the Purchaser.

3.8	Founders and Seller acknowledge that the Purchaser is a public company and is required to file a proxy statement with the SEC to obtain the approval of its shareholders to the purchase of the Company Shares (the “Shareholder Approval”). The Parties acknowledge that Purchaser shall have no obligation to pay any consideration or payment in respect of the Company Shares until the Shareholder Approval has been obtained.

4	Payment of Consideration

4.1	Each of the Seller and the Purchaser acknowledges and agrees that any payments in cash to be made pursuant to this Agreement shall be paid by way of electronic funds transfer (into such account as each Party shall notify the other in writing) and consideration in Purchaser shares shall be delivered by notice from the registered agent or secretary of Purchaser that the Purchaser’s shares to be delivered have been recorded in the corporate records as owned by Seller, Hilal and Yasser, in their respective numbers promptly upon receipt from Broker of assignment to Purchaser, or to its affiliate designated in writing by Purchaser, of Company Shares.

4.2	At the Completion Date, the Seller and the Founders shall deliver to the Broker, selected by the Parties to process the sale and purchase of the Company Shares, an executed share transfer form to be held in trust by such broker. The said Broker shall be instructed by the Founders and the Seller to return the Company Shares to the Founders and the Seller in the event that the Shareholder Approval has not been obtained within one year of the Signing Date unless waived by the Founders and the Seller. The Purchaser shall provide written notice to the said broker and the Founders and the Seller within ten (10) days after the Shareholder Approval has been obtained (the “Approval Notice”). The said broker shall facilitate the transfer of the Company Shares to the Purchaser upon receipt to the Approval Notice. The Purchaser shall record the issuance of common stock consideration to the Founders and the Seller upon completion of all conditions and receipt of the Company Shares.

5	Conditions Precedent

Conditions Precedent to Completion

5.1	Completion shall be subject to and conditional upon the Parties procuring the completion of the Conditions Precedent in form and substance satisfactory to the Seller and the Purchaser, as applicable, in each case acting reasonably and in good faith.

5.2	The Purchaser shall use all reasonable endeavors to procure that such Conditions Precedent in Part 1 of Schedule 1 are satisfied on or before the Completion Date. In particular the Purchaser shall execute, perform and do (or procure to be executed, performed and done by third parties as necessary) all such deeds, documents, procedures, acts and things as are necessary to procure the satisfaction of those Conditions Precedent as soon as practicable.

5.3	The Seller shall use all reasonable endeavors to procure that such Conditions Precedent in Part 2 of Schedule 1 are satisfied on or before the Completion Date. In particular, the Seller shall execute, perform and do (or procure to be executed, performed and done by third parties as necessary) all such deeds, documents, procedures, acts and things as are necessary to procure the satisfaction of those Conditions Precedent as soon as practicable.

5.4	The Purchaser may waive any of Conditions Precedent in Part 2 of Schedule 1 (either in whole or in part) at any time by giving written notice to the Seller. The Seller may waive any of Conditions Precedent in Part 1 of Schedule 1 (either in whole or in part) at any time by giving written notice to the Purchaser.

5.5	Each Party undertakes to disclose in writing to the other:

5.5.1	anything which will or is reasonably likely to prevent any of the Conditions Precedent from being satisfied on or prior to the Completion Date as soon as reasonably practicable upon becoming aware of the same;

5.5.2	any material development relating to the fulfilment of any of the Conditions Precedent as soon as reasonably practicable after it comes to its attention.

5.6	If the Conditions Precedent are not satisfied, or waived in accordance with Clause 5.4, on or before the Completion Date then in their absolute discretion, the Completion Date may be extended by the Parties to such date as they may agree in writing.

5.7	If the Conditions Precedent are not satisfied, or, where applicable, waived (in accordance with Clause 5.4), by the Completion Date then Clause 13 shall apply.

Conditions Precedent Satisfaction Certificate

5.8	Upon the fulfilment of the Purchaser Conditions Precedent the Purchaser shall sign, and upon fulfilment of the Seller Conditions Precedent the Seller shall sign, a Conditions Precedent Satisfaction Certificate with respect to the Purchaser Conditions Precedent and the Seller Conditions Precedent respectively.

5.9	Following the execution of the Conditions Precedent Satisfaction Certificates by the Seller and the Purchaser, the Parties shall do or procure that Completion takes place promptly in accordance with this Agreement.

Identification

5.10	Each of the Seller and the Purchaser shall arrange for its duly authorized signatory(ies) to produce his/their current, valid and original passports as proof of identity when executing any documents in respect of the transfer of the Company Shares, or when required by any third party in respect of Completion.

Other Matters

5.11	The Seller undertakes and agrees that by the Completion Date (or such longer period as the Seller and the Purchaser may agree) have procured and caused:

5.11.1	the Group to enter into written documentation with respect to each of the transactions entered into by any Group Company with any Related Party, as set out in the Disclosure Letter to the extent not entered into prior to the Completion Date

5.11.2	itself to transfer to the Company the legal and beneficial title to the Office Building, effective on or before the Completion Date, at no cost to the Company and free of any security interest, mortgage, charge, pledge, lien, right to acquire or any other agreement to give or create any of the foregoing.

6	Covenants

Conduct of Business

6.1	Until Completion, the Seller undertakes to the Purchaser that it shall not dispose of or otherwise create, grant, extend or permit to subsist any Encumbrance over all or any portion of the Company Shares (other than to the Purchaser). The Seller shall notify the Purchaser immediately when it becomes aware of any matter, circumstance, act or omission which is or may be a breach of Schedule 4.

6.2	The Seller covenants and agrees that, between the September 30, 2017, and (i) the Completion Date; or (ii) termination of this Agreement in accordance with Clause 13, the Seller shall cause and procure that the business of each Group Company shall be conducted only in the ordinary course of business, and shall use its best endeavors to cause the Group to preserve intact its business organization, assets and value, keep available services of the current officers, employees and consultants of the Group and the preserve the current business operations and relationships of the Group with customers, suppliers, contractors, consultants and other persons with which the Group has significant business relations. Without limiting the generality of the foregoing sentence, the Seller shall procure that the Group shall not take any of the specific actions set out in Schedule 4 other than in the ordinary course of business or except as expressly contemplated in this Agreement. The Seller shall notify the Purchaser immediately when it becomes aware of any matter, circumstance, act or omission which is or may be a breach of Schedule 4.

Access

6.3	In the period between the Signing Date and the Completion Date, the Seller shall, and shall cause the Group to, procure that the Purchaser and any person authorized by it on provision of adequate notice and during normal business hours:

6.3.1	is given full access to all books and records, documents, information, data and financial affairs, including the statutory books, minute books, contracts, customer lists, and leases of the Group;

6.3.2	may visit and inspect any premises of the Group and discuss the affairs, finances and accounts of the Group with its officers and employees; and

6.3.3	may contact and discuss the business, assets, and financial affairs of the Group with any senior employee, senior officer or representative of the Group identified by the Seller for such discussions.

Exclusivity

6.4	Except with respect to this Agreement, between the Signing Date and (i) the Completion Date or (ii) termination of this Agreement in accordance with Clause 13, the Seller shall not, and shall procure that the Group shall not, and each of their respective representatives, directors, managers, employees, agents and advisors shall not:

6.4.1	solicit, initiate, consider, encourage or accept any other proposals or offers from, or provide any information to, any party in respect of the sale of all or part of the share capital in the Company; or

6.4.2	enter into any agreement (or grant any option or right) to sell, transfer or otherwise legally and/or beneficially dispose of the share capital of the Group, or the whole or any material part of the business or assets of the Group to any party; or

6.4.3	enter into any discussions, conversations, negotiations or other communications with any third party in respect of the foregoing.

6.5	Between the Signing Date and (i) the Completion Date or (ii) termination of this Agreement in accordance with Clause 13, the Seller shall refrain, and ensure that the Group refrains, from taking any action the purpose or effect of which could reasonably be expected to frustrate the ability of the Parties to pursue and complete the Transaction.

Inter-Group Loans

6.6	The Seller shall procure that on Completion all Financial Indebtedness owing immediately before Completion between any Group Company and the Company or between any Group Company and any Affiliate and/or any direct or indirect shareholders of the Company has been satisfied in full or will be satisfied in full on Completion.

Covenants of Purchaser

6.7	Purchaser shall take and/ or procure the taking of all necessary corporate actions (including but not limited to seeking and obtaining the approval of its shareholders) so as to procure that with effect from Completion:

6.8	The Seller shall be entitled to a minimum of two (2) board seats on the Purchaser’s board of directors. Furthermore, the Seller shall have the right to additional board seats in the case of a larger sized board.

6.9	The Seller and the Founders shall be accorded the status of founder members of NESR in reference materials.

6.10	Each of the Founders shall additionally be entitled to receive an annual payment of USD 1,000,000, excluding any other rights the Founders may have under this Agreement or any other agreements, for a period of five years. The first Annual Payment shall be made on Completion and each subsequent Annual Payment shall be made on each successive anniversary of the Completion provided that in the event the Company is consolidated, or amalgamated with, or merges with, or into, or transfers all (or substantially all) its assets to another entity and the remaining, surviving or transferee entity, as the case may be, fails to assume the Company’s obligations to pay the Founders the aforesaid annual payments, then Purchaser agrees and undertakes to assume such obligations and to make all such payments in accordance with the provisions of this Clause 6.10 in the place and stead of the Company.

6.11	Purchaser shall use its best efforts promptly after purchasing Company Shares to replace all external credit support provided by the Seller and/ or other credit support providers to the Company’s lenders in relation to credit facilities advanced to the Company and thereby procure the release of the Seller and/ or other credit support providers from all such credit support obligations.

Management

6.12	The Company shall require each director of the Company to tender a resignation to become effective upon Completion.

6.13	The Shareholders Agreement shall expire or be terminated before Completion.

Deed of Transfer

6.14	Seller and Founders shall cooperate with NESR to ensure that the transfer of shares contemplated by this Agreement shall comply with all of the requirements of Omani law. Seller and Founders thereby agree to enter with NESR a deed of transfer of Company Shares to any affiliate designated by NESR and to provide Broker with such deed of transfer with instructions to comply therewith.

7	Completion and Post Completion Obligations

7.1	On the Completion Date, the Broker in accordance with the terms of the Broker Agreement shall:

7.1.1	transfer the legal and beneficial ownership of the Company Shares to Purchaser free from any Encumbrance;

7.1.2	Carry out any other actions required by the Broker on Completion.

7.2	Following Completion, the shareholders of the Company shall cooperate with the Company in good faith with respect to the identification and negotiation of third party loan financing for the Company, provided however that no shareholder shall be required to provide any form of guarantee in relation to such financing. It is clarified that no later than 90 days following the Completion Date, Purchaser shall procure the release of all guarantees and other security provided by the Seller to the Company’s lenders in respect of financing advanced to the Company.

8	Undertaking, Representations and Warranties

8.1	Each Party undertakes, represents and warrants to each other Party that each of the following statements is true, accurate and not misleading as at the Signing Date, and represents and warrants that they will be true, accurate and not misleading at the Completion Date as if repeated immediately prior to Completion:

8.1.1	it is duly organized, validly existing and in good standing under the laws of the country of its incorporation and is duly qualified to do business and perform the transactions contemplated under this Agreement (and each other Transaction Document to which it is or will be a party);

8.1.2	it has the complete, exclusive and unrestricted right, power and authority to enter into, execute and perform this Agreement (and each other Transaction Document to which it is or will be a party), and this Agreement (and each other Transaction Document to which it is or will be a party) shall, following its execution, constitute a legal, valid and binding obligation of such Party;

8.1.3	it has taken all necessary action to authorize the execution and performance of this Agreement and each other Transaction Document;

8.1.4	it has the complete, exclusive and unrestricted right, power and authority to take any action and to enter into and execute any documents, applications, forms or agreements required by the terms herein;

8.1.5	neither the execution and delivery of this Agreement (and each other Transaction Document to which it is or will be a party), the consummation of the transactions contemplated herein and therein or the fulfilment of, or compliance with, the terms and conditions of this Agreement (and each other Transaction Document to which it is or will be a party), conflict with or result in a breach of or a default under any of the terms, conditions or provisions of any legal restriction (including without limitation, any judgment, order, injunction, decree or ruling of any court or Governmental Authority, or any law, statute, rule or regulation), or any covenant or agreement or instrument to which such Party is now a party, or by which such Party or any of its assets or property is bound, nor does such execution, delivery, consummation or compliance violate or result in the violation of any of such Party’s constitutional documents; and

8.1.6	no representation, covenant, warranty or other statement made by itself in this Agreement any other document or agreement referred to herein contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

8.2	Each Party shall immediately (and in any event before Completion) notify the other Party in writing of anything of which the notifying Party is or becomes aware which renders or is likely to render any of its Warranties untrue, inaccurate or misleading.

8.3	Any notice given under this Clause 7 in relation to any matter or circumstance shall not, for the avoidance of doubt, operate as a disclosure or prevent the Purchaser from making any Indemnity Claim arising from that matter or circumstance.

8.4	The Seller shall, and the Founders hereby warrant and undertake to the Purchaser to procure that following the Signing Date the Seller shall:

8.4.1	comply with its obligations under the Transaction Documents;

8.4.2	procure the release of any security over the assets of any Group Company (including shares in any other Group Company) and any guarantees given by any Group Company, or as soon as reasonably practicable following Completion and in all cases within 10 Business Days; and

8.4.3	at all times ensure that it maintains net assets of not less than USD 55,000,000 (fifty-five million).

9	Seller Warranties

9.1	The Seller warrants to the Purchaser that each of the Seller Warranties is true, accurate and not misleading as at the Signing Date and at the Completion Date.

9.2	In each Seller Warranty, where any statement is qualified as being made so far as the Seller is aware or any similar expression, such statement shall be deemed to refer to the actual knowledge or awareness of Nat Vora, Hilal, Yasser, Adila Harib Al Ismaili, Azzam Kaddour and Hamza Qarooni (the “Awareness Persons”), having made reasonable enquiries for the purposes of disclosure against the Seller Warranties.

9.3	Each of the Seller Warranties shall be construed as:

9.3.1	a separate and independent warranty; and

9.3.2	unless expressly provided in this Agreement, shall not be limited by reference to any other sub-clause of Clause 8 or Clause 9 or any paragraph in Schedule 2 and the Purchaser shall have a separate claim and right of action in respect of every breach of a Seller Warranty.

9.4	The Seller Warranties shall not in any respect be extinguished or affected by Completion.

9.5	The provisions of Schedule 3 apply, to the extent set out therein, to limit the liability of the Seller with respect to a Claim or Indemnity Claim under this Agreement.

9.6	The Seller acknowledges that the Purchaser has entered into this Agreement in reliance on, among other things, the Seller Warranties.

9.7	The Seller represents that it has procured and caused the Company or any other Group Company to complete the Minority Interests Acquisition, with the acquisition of the Minority Interests to be implemented and completed pursuant to sale and purchase agreements between the applicable Minority Interest Sellers and an applicable Group Company (which agreements shall be on terms acceptable to the Purchaser, acting reasonably). Seller represents that it has provided Purchaser within 15 days of the Completion Date with sufficient documentation to the reasonable satisfaction of Purchaser to prove that all Minority Interest Acquisitions have been completed.

9.8	Seller extends the warranties to Purchaser that are set forth in this Agreement, including those warranties in Sections 8, 9 and Schedule 2, to apply to the purchase by Purchaser or its affiliates of any and all shares of the Company that are acquired after September 30, 2017, directly from Seller or indirectly from a purchaser from Seller pursuant to any agreement whatsoever, and Seller’s indemnity obligations of Section 11.1 shall apply thereto.

10	Purchaser Warranties

10.1	The purchaser warrants to the Seller that each of the Purchaser Warranties is true, accurate and not misleading as at the Signing Date and at the Completion Date.

10.2	Each of the Purchaser Warranties:

10.2.1	shall be construed as a separate and independent warranty; and

10.2.2	shall not be limited by reference to any other sub-clause of Clause 7 and the Seller shall have a separate claim and right of action in respect of every breach of a Purchaser Warranty.

10.3	The Purchaser Warranties shall not in any respect be extinguished or affected by Completion.

11	Indemnities

11.1	Without prejudice to any other right or remedy available to the Purchaser, the Seller agrees and undertakes to fully indemnify, keep indemnified and hold harmless the Purchaser, the Company and the Purchaser’s shareholders from and against any losses, damages, liabilities, claims, diminution of value, interest, awards, judgments, penalties, costs or expenses (including legal and other professional fees, costs and out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) asserted against, suffered or incurred from time to time by any of the foregoing arising out of or resulting from:

11.1.1	any breach of the Fundamental and Tax Warranties or Seller Warranties;

11.1.2	any Taxation payable, but not yet due, by the Group in relation to any event occurring or any income, gains or profits made or received prior to the Completion for any period up to and including up to the Accounts Date;

11.1.3	the Existing Disputes, to the extent that such Losses exceed USD 7,000,000 (seven million); and

11.1.4	the transfer of title of the Office Building to the Company, including any failure to transfer the same to the Company in accordance with the requirements of Clause 5.11.2.

11.2	The Seller shall have no liability for any Indemnity Claim, in the following circumstances:

11.2.1	if the relevant Indemnity Claim would not have arisen but for a voluntary act or omission made after the Completion Date by the Purchaser;

11.2.2	unless and until the contingent liability to which the relevant Indemnity Claim relates becomes an actual liability and is due and payable; and

11.2.3	if the relevant Indemnity Claim concerns Losses suffered by the Company arising from acts done by the Company before the Completion Date at the Purchaser’s express written request.

11.3	For the avoidance of doubt, nothing in Schedule 3 or in the Disclosure Letter shall qualify or limit the liability of the Seller in relation to (i) Clause 11.1; or (ii) any fraud or willful misconduct on the part of the Seller.

12	Indemnity Claims

12.1	In respect of an Indemnity Claim:

12.1.1	the Purchaser shall notify the Seller in writing of any Indemnity Claim within 60 Business Days after the Purchaser becomes aware of the event giving rise to the Indemnity Claim. The Purchaser shall in its notice to the Seller specify the amount claimed, if known, and explain in reasonable detail (to the extent such information is available at the time of the relevant Indemnity Claim) the matter which gives rise to the relevant Indemnity Claim (although failure to give such detail shall not invalidate the notice of such Indemnity Claim);

12.1.2	the Seller, acting reasonably, following receipt of an Indemnity Claim and in any event no later than 30 days thereof, shall either:

(a)	accept such Indemnity Claim and confirm the same in writing (the “Acceptance Letter”) and make payment to the Purchaser of the Indemnity Claim in settlement of all liabilities arising from such Indemnity Claim within a period of a further 30 days from the date of the Acceptance Letter; or

(b)	notify the Purchaser in writing that it intends to dispute the Indemnity Claim.

12.2	The Seller’s failure to reply to the Purchaser’s notice of Indemnity Claim within the 30 Business Days’ notice period stipulated under Clause 12.1.2 above (unless the Seller can demonstrate that its failure to reply within said stipulated timeframe is due to circumstances which are unavoidable, unforeseeable and beyond the control of the Seller, in which case the timeframe to reply shall be extended for the same period during which said circumstances subsist) shall be deemed an acceptance of the veracity and validity of the Indemnity Claim and the provisions of Clause 12.1 shall not be applicable and shall be deemed to have been forfeited by the Seller and the Seller shall, subject to Clauses 12.3 and 12.4, pay the Indemnity Claim within a further period of 30 days.

12.3	If the Indemnity Claim raised through the notice sent by the Purchaser according to Clause 12.1.1 and/or 12.1.2 is challenged by the Seller in accordance with Clause 12.1.2(b), then during a period of 30 (thirty) Business Days following the giving of the notice by the Seller under Clause 12.1.2(b)) preceding, the Seller and the Purchaser shall attempt to resolve any differences which they may have with respect to any matters constituting the subject matter of such notice. If, at the end of such period, the Seller and the Purchaser fail to reach an agreement in writing with respect to all such matters, then all matters as to which an agreement is not so reached may be submitted to arbitration pursuant to Clause 23.

12.4	The Purchaser shall not be entitled to initiate proceedings in respect of an Indemnity Claim after the expiry of a term of six (6) months after the date on which the Purchaser gives notice pursuant to Clause 12.1.1 in relation to that Indemnity Claim.

13	Termination

13.1	Subject to Clause 13.3, this Agreement may be terminated at any time prior to the Completion Date:

13.1.1	by the Purchaser if, between the Signing Date and the Completion Date:

(a)	an event or condition occurs that has resulted in

(i)	a loss in revenue of the Group of USD 25,000,000 per annum; or

(ii)	a financial liability of USD 10,000,000; or

(b)	any Seller Warranties (A) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made; or

(c)	the Seller shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by them; or

(d)	the Seller or any Group Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller or the Group Company seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or reorganization,

13.1.2	by the Seller if, between the Signing Date and the Completion Date:

(a)	the Purchaser shall not have complied in all material respect with the covenants or agreements contained in this Agreement to be complied by it;

(b)	the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate the Purchaser as bankrupt or insolvent, or seeking its liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization,

13.1.3	by either the Seller or the Purchaser if:

(a)	all the Conditions Precedent are not satisfied, or waived, in accordance with Clause 5.4 on or before the Completion Date provided, however, that the right to terminate this Agreement under this Clause 13.1 shall not be available to any Party whose failure to fulfil any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of any Conditions to be satisfied and/or Completion to occur on or prior to Long Stop Date or the Final Long Stop Date, as applicable; or

13.1.4	by the written consent of the Seller and the Purchaser.

13.2	In the event of termination of this Agreement as provided in this Clause 15, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except in relation to the following clauses, which shall survive termination of this Agreement: (a) Clause 0 (Definitions and Interpretation), this Clause 13.2, Clause 18 (Remedies and Waivers), Clause 21 (Notices), Clause 22 (Confidentiality) and Clause 23 (Governing Law and Jurisdiction) provided that nothing herein shall relieve any Party from liability for any breach of this Agreement.

Any right of termination arising under Clause 813.1, which derives from an actual or perceived breach of the Warranties, shall not be exercisable before the Party in breach (or apparent breach) has first been afforded a period of 15 calendar days after having received a notice to that effect from the Party seeking to rely on the breach (or apparent breach), to rectify such breach to such an extent as to remedy the effect that would otherwise have been caused (and upon which the right of termination would otherwise have been based).

14	Costs and Expenses

The reasonable cost and expenses incurred by the Seller and the Company supported by third party invoices in relation to the negotiation, preparation and consummation of this transaction, including but not limited to respective attorneys’ fees in connection thereto, shall be borne by the Company if Completion occurs, provided that such costs and expenses incurred by Company as reimbursements to and incurred by third parties other than legal counsel to Seller as reimbursements related to negotiation or consummation for purchase of Company stock shall not exceed USD 750,000 (seven hundred fifty thousand). If such reimbursement to third parties exceeds that amount, Seller’s costs to be paid or reimbursed shall be reduced by such excess. Notwithstanding the foregoing, excluded from such costs and expense referenced in the first sentence of this Clause 14 to be paid or reimbursed by Company are any investment banking, financial advisory, brokerage commissions (other than Broker costs), attorney’s fees, or similar fees that were in part dependent upon the closing of any portion of the Transaction to the extent that such commissions and fees exceed USD 750,000 (seven hundred fifty thousand) in the aggregate with any other fees and expenses or costs paid by the Company in connection with any other sale of shares of stock in the Company since August 30, 2017.

15	Successors, Transfers and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, benefits, interests or obligations of any Party hereunder) may not be assigned, transferred or held in trust by any Party without the prior written consent of the other Party (such consent not to be unreasonably withheld), with the exception that Purchaser shall have the right within its sole discretion to assign this Agreement to any of its affiliates, in which case the affiliate must still deliver shares of stock in Purchaser.

16	Entire Agreement

The Transaction Documents set out the entire agreement between the Parties relating to the Transaction. The Transaction Documents supersede all previous arrangements, negotiations, discussions and agreements between the Parties relating to the Transaction.

17	Amendment to the Agreement

This Agreement may be amended, waived or modified only by an instrument in writing signed by each of the Parties hereto.

18	Remedies and Waivers

No Waiver or Discharge

18.1	No breach by any Party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other Parties.

Effect of Failure or Delay

18.2	No failure or delay by a Party in exercising any right, power or privilege under this Agreement or at law shall operate as a waiver of that right, power or privilege and no single or partial exercise by a Party of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege of such Party under this Agreement or any applicable laws.

Rights, Benefits and Remedies Cumulative

The rights, benefits and remedies provided in this Agreement are cumulative.

19	Counterparts

Number and Effectiveness of Counterparts

19.1	This Agreement may be executed in any number of counterparts. A Party may enter into this Agreement by executing a counterpart, but this Agreement shall not be effective until each Party has executed at least one counterpart.

One Instrument

19.2	Each counterpart shall constitute an original of this Agreement but all the counterparts together constitute the same instrument.

20	Invalidity

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any other provision of this Agreement under any applicable laws.

21	Notices

Service

Any notice or other communication to be given under this Agreement shall be in writing and shall be (i) delivered by hand; or (ii) delivered by courier to be served at the address specified below:

21.1	The Seller

Address:	P.O. Box 786, Postal Code 116, Mina Al Fahal, Oman

Attention:	Mr. Nat Vora

Copy to:	Mr. Hilal Al Busaidy

21.2	Purchaser

Address:	777 Post Oak Boulevard, Suite 730, Houston, Texas 77056
Attention:	Mr. Sherif Foda – sfoda@nesrco.com

Copy to:	Dhiraj Dudeja dhiraj@nesrco.com

or to such other address as a Party may notify to the other Parties in writing as being its address for such purpose.

Receipt

Any notice or communication shall be deemed to have been received (i) if by hand, on the day of delivery thereof to the receiving Party or (ii) if by courier, on the day of delivery thereof to the receiving Party or (iii) if by email, on the day of delivery to the receiving Party provided the sender has a confirmation that the email was delivered.

22	Confidentiality

Each Party agrees that the terms of this Agreement and any information disclosed prior to the Signing Date shall be considered confidential information and the Parties shall not disclose the existence of this Agreement or any of its terms to any third party, either during the term of the Agreement or thereafter, and only disclose such information to such of its directors, officers, employees, agents or professional advisers who have a need to know such information, except in each case where such disclosure is required to be made by law or by any Governmental Authority or is made in connection with dispute resolution proceedings pursuant to Clause 23.

23	Governing Law and Jurisdiction

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England and Wales.

23.1	In the event of any dispute between any of the Parties arising out of or relating to this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement), representatives of the parties in dispute shall, within ten (10) Business Days of service of a written notice from either party to the other (a “Disputes Notice”), hold a meeting (a “Dispute Meeting”) in an effort to resolve the dispute. In the absence of agreement to the contrary the Dispute Meeting shall be held at the registered office for the time being of the Company.

23.2	Each Party shall use all reasonable endeavours to send a representative who has authority to settle the dispute to attend the Dispute Meeting.

23.3	Any dispute which is not resolved within twenty (20) Business Days after the service of a Disputes Notice, whether or not a Dispute Meeting has been held, shall, at the request of either Party made within twenty (20) Business Days of the Disputes Notice being served, shall be referred to and finally settled by arbitration under the DIFC-LCIA Arbitration Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this Clause 3. The seat, or legal place, of arbitration shall be the DIFC.

23.4	The number of arbitrators shall be three (3). The Purchaser will nominate one arbitrator and the Seller will nominate one arbitrator. The third arbitrator, who shall act as chairman, shall jointly be nominated by the other two (2) arbitrators.

23.5	The language to be used in the arbitration shall be English.

23.6	Any requirement in the Rules to take account of the nationality of a person considered for appointment as an arbitrator shall not apply and a person may be nominated or appointed as an arbitrator (including as chairman) regardless of his nationality.

23.7	The award made by the arbitrator shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. To the extent permissible by law, the parties hereby waive any right to appeal the decision of the arbitrator.

23.8	Notwithstanding the foregoing, the parties agree that any of them may seek interim measures including injunctive relief in relation to the provisions of this Agreement or the parties’ performance of it from any court of competent jurisdiction.

Schedule 1 Conditions Precedent

Part 1

1	Purchaser Conditions

1.1	Execution by the Purchaser of the Purchaser Broker Account Form.

1.2	Appointment of the Broker.

1.3	Opening by the Purchaser of the Purchaser Broker Account.

1.4	Opening by the Purchaser of an account with MCDC.

1.5	Signing of a Securities Purchase Authorisation on behalf of the Purchaser by a duly authorised signatory (or signatories) directing and instructing the Broker to purchase the Company Shares from the Seller.

1.6	Approval by the shareholders of Purchaser of the Agreement

Part 2

2	Seller Conditions

2.1	Execution by the Seller of the Seller Broker Account Form.

2.2	Appointment of the Broker.

2.3	Opening by the Seller of the Seller Broker Account.

2.4	The Seller shall procure that the Broker obtains the approval of the MSM to the transfer of the Company Shares from the Seller to the Purchaser pursuant to this Agreement.

2.5	The Seller shall procure that an executed copy of this Agreement is delivered to the Broker for its record and information promptly the execution of this Agreement by the Parties.

2.6	The Seller Warranties shall have been true, accurate and not misleading at the Signing Date and at Completion.

2.7	The covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with.

2.8	There shall not be any pending or threatened action, suit, proceeding, claim, arbitration or litigation relating to the Transaction.

2.9	No event shall have occurred, or be reasonably likely to occur, which individually or in the aggregate, have, or could have, a Material Adverse Effect.

2.10	The Seller and the Company having received any third party approvals required pursuant to any agreement.

2.11	The Seller shall procure that a Securities Sale Authorisation is duly executed on behalf of the Seller by duly authorised signatory or signatories directing and instructing the Broker to transfer legal and beneficial ownership of the Company Shares from the Seller to the Purchaser.

2.12	The Seller shall obtain waivers (if required) from its existing shareholders in respect of their rights of first refusal, under any shareholder agreement or other agreement, related to the sale of any Company Shares.

2.13	The Seller shall do all such things necessary in accordance with any applicable laws, particularly the rules and regulations of the MOCI, MCDC and MSM, for the sale of the Company Shares to the Purchaser.

2.14	The Seller shall have delivered to the Purchaser the Disclosure Letter, the form and contents of which (including the lists of Properties, Permits, Material Contracts and arrangements with Related Parties, as referred to in the definition of ‘Properties’ in Clause 1.1 and in paragraphs 13.2, 16.1 and 27.1 respectively of Schedule 2) shall be acceptable to the Purchaser at its sole discretion, which Disclosure Letter shall have been signed on behalf of the Purchaser in acknowledgement of receipt.

2.15	The Seller shall have delivered to the Purchaser the unaudited management accounts of the Group for the month of June 2017 and for the six month period ended 30 June 2017, which accounts shall be acceptable to the Purchaser at its sole discretion.

2.16	The Seller, the Purchaser and the Broker shall have agreed the terms of, and shall have entered into, the Broker Agreement.

2.17	The Purchaser shall have received from the Seller a signed Condition Precedent Satisfaction Certificate confirming satisfaction of the above Conditions Precedent.

2.18	The Purchaser shall have received from the Seller an executed counterpart of the Broker Agreement;

2.19	The Purchaser shall have received a certificate duly executed by the Seller certifying that since the Signing Date neither Group Company has made or paid any Leakage.

2.20	The Purchaser shall have received a certificate duly executed by the Seller certifying that the Group Net Debt as at the Completion Date does not exceed the Agreed Net Debt Amount.

Schedule 2 Seller Warranties

1	Power to sell the Company Shares

1.1	The Seller has full power, capacity and authority to sell the legal and beneficial ownership of the Company Shares and no consent or approval is required from any person to enable the Seller to transfer or sell the Company Shares.

1.2	The execution, delivery and performance by the Seller of this Agreement and, subject to the satisfaction of the Conditions Precedent, the performance of the obligations of the Seller under it do not and will not constitute a default under any provision of:

(a)	any Transaction Document to which the Seller or any of the Group Companies is a party;

(b)	the constitutional and corporate documents of the Seller or any of the Group Companies; or

(c)	so far as the Seller is aware, any law, order, judgment, award, injunction or decree by which the Seller or any of the Group Companies is bound.

2	Capitalisation of the Companies

2.1	The particulars relating to the Group set out in Schedule 6 to this Agreement are true, accurate and not misleading.

2.2	The shares of each Group Company were validly issued and are fully paid and were not issued in violation of any pre-emption right.

3	Incorporation of each Group Company

3.1	Each Group Company is a company validly existing under the laws of its incorporation with necessary corporate power and authority to conduct its business as presently conducted.

3.2	The certificate of incorporation and articles (or other organisational documents) of the Group Companies Disclosed to the Purchaser are up to date, valid and in force.

4	Ownership of Shares

4.1	Save and except for statutory pre-emption rights and statutory rights of first refusal there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares of any Group Company obligating either the Seller or any Group Company to issue or sell any shares, or any other interest in, any Group Company.

5	Subsidiaries

5.1	Other than as set out in Schedule 6, no Group Company is the holder or beneficial owner of, nor has agreed to acquire any shares of any other company.

5.2	No Group Company has filed for any insolvency proceedings, composition proceeding or voluntary arrangements, nor are, to the best of the Sellers’ knowledge, any such proceedings pending at the Signing Date.

5.3	So far as the Seller is aware, no Group Company has received any written notification from any competent governmental or regulatory authority requiring any such Group Company to adjust its share capital in order to be compliant with applicable laws of its jurisdiction of incorporation.

6	Title to Shares and Issued Shares

6.1	The Company Shares are all duly issued and fully paid-up shares of the Company.

6.2	The Seller is the sole legal and beneficial owner of the Company Shares and is entitled to transfer the legal and beneficial title to all the Company Shares on the terms and subject to the conditions set out in this Agreement free from all Encumbrances without the consent or approval, of any person.

6.3	Save and except for the statutory pre-emption rights and statutory rights of first refusal there is no Encumbrance on or affecting any of the shares of any Group Company and no commitment to create any such Encumbrance over the shares of any Group Company has been given, nor has any person claimed or threatened to claim any rights to such Encumbrance.

7	Rights of third parties

No person has the right to call for the issue of any share or loan capital of the Company by reason of any conversion rights or under any option or other agreement.

8	The Accounts

8.1	The Accounts (i) are complete and correct and have been prepared in accordance with the IFRS; (ii) are audited by a statutory licensed auditor who has given an auditor’s certificate without question; (iii) show a true and fair view of the financial position of the Group as at the Accounts Date; (iv) do not misstate the assets and liabilities of the Group as at, nor the profits and losses of the Group for, the period ended on the Accounts Date; and (v):

(a)	contain, to the extent required by IFRS, either provisions adequate to cover, or full particulars in notes of, all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent or otherwise) of the Group as at the Accounts Date;

(b)	to the extent required by IFRS, are not affected by any unusual or non-recurring items; and

(c)	will be duly filed in accordance with applicable law.

8.2	Since the August 31, 2017

(a)	no dividend or other distribution has been declared, paid or made by the Company;

(b)	the business of the Group has been carried on in the ordinary course of business;

(c)	there has been no event, change or occurrence which (individually or together with any other event, change or occurrence) has had, or could reasonably be expected to cause a Material Adverse Effect insofar as it impacts the Group or the Seller;

(d)	the Group has not lost any important customer or source of supply or been affected by any abnormal trading factor which has adversely effected the Group’s revenue by more than USD 1,000,000 and the Seller is not aware of any facts likely to give rise to any such effect whether before or after Completion;

(e)	no debtor has been released by the Group on terms that he pays less than the book value of any debt in excess of USD 100,000 and no debt has been written off or has proved to be irrecoverable to any extent;

(f)	the Group has not issued, redeemed, bought back or otherwise cancelled any of its share capital;

(g)	no security interest, mortgage, charge, pledge, lien, right to acquire or any other agreement to give or create any of the foregoing has been created on, over, or affecting the assets of the Group except in the ordinary course of business;

(h)	the Group has not sold, transferred or otherwise disposed of any fixed asset, except in the ordinary course of business;

(i)	the Group has not made any capital expenditure, nor has any commitment to make any capital expenditure been entered into by the Group that is currently outstanding, except in the ordinary course of business;

(j)	no change has been made in any accounting policies or practices of the Group;

(k)	there has been no material deterioration in the values of any of the fixed assets or properties such that the market value of any fixed asset or property is less than the value attributed to it in the Accounts;

(l)	no supplier to the Group has ceased, or threatened to cease, supplying goods or services to the Group;

(m)	no asset of a value or price in excess of USD 5,000,000 in the aggregate has been acquired or disposed of or agreed to be acquired or disposed of by the Group, and no contract involving capital expenditure in excess of USD 5,000,000 individually or USD 5,000,000 in the aggregate in total has been entered into by the Group;

(n)	no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness of the Group prior to the normal maturity date;

(o)	the Group did not incur any Financial Indebtedness in excess of USD 5,000,000;

(p)	the Group did not make any loan to, guarantee any Financial Indebtedness of, or otherwise incurred any Financial Indebtedness on behalf of, any person not part of the Group;

(q)	the Group did not enter into any agreement, arrangement or transaction with any of its: employees, except in the ordinary course of business; directors; officers; or shareholders, (or with any beneficiary or Affiliate of the aforementioned persons);

(r)	other than as required by applicable law or in the ordinary course of business the Group did not grant any increase or announce any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Group to any of its employees;

(s)	the Group did not write down or write up (or fail to write down or write up in accordance with IFRS as applied in Oman, consistent with past practice) the value of any inventories or receivables or revalue any of the Assets other than in the ordinary course of business and in accordance with IFRS as applied in Oman;

(t)	the Group did not fail to renew any material insurance policy or any material Permit that is scheduled to terminate or expire before Completion;

(u)	the Group did not amend, modify or consent to the termination of any Material Contract; and

(v)	the Group did not agree, whether in writing or otherwise, to take any of the actions specified in this paragraph 8.2.

9	Management Accounts

9.1	The Management Accounts have been prepared in good faith, on the same basis and in accordance with the same accounting standards and principles as the Accounts, and give a true, accurate and fair view of the income and expenditure of the Group for the period to which they relate and the assets and liabilities of the Group as at the applicable balance sheet date.

10	Power of Attorney

10.1	With the exception of powers of attorney granted for administrative purposes or for the purposes of local court proceedings, there are no powers of attorney granted by the Group, which are currently in force and that have any authority to bind the Group, or otherwise in any manner whatsoever.

11	Guarantees and Indemnities

11.1	The Group has not given any guarantees, indemnities, or comfort letters, undertakings, or promises to any person in respect of the obligations of any person other than the Group in excess of, in the aggregate, USD 500,000.

12	Legal Proceedings

12.1	There is no pending or threatened civil, criminal, arbitration, administrative or other proceeding (judicial, administrative or regulatory) by or against any Group Company in excess of USD 50,000 in connection with the business and/or ownership of the Group.

12.2	The Seller is not aware of anything which is likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against any Group Company, or the Seller in connection with the business and/or ownership of the Group.

12.3	So far as the Seller is aware, none of the Group Companies or the Seller is the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body, nor is the Seller aware of anything which is likely to give rise to any such investigation, inquiry, proceedings or process.

12.4	There are no existing or pending judgments affecting any Group Company or the Seller, in connection with the business of the Group.

12.5	So far as the Seller is aware, there are no past or current, threatened or pending, criminal actions, proceedings or investigations concerning directors, managers or employees of the Group or the Seller which relate to the business of the Group.

13	Permits and Compliance with Law

13.1	The Group has all Permits (all of which are valid and subsisting) necessary to carry on its business now carried on by it in the places and in the manner in which that business is now carried on and has complied and continues to comply, in all material respects, with all terms and conditions of those Permits.

13.2	The Disclosure Letter provides a true and accurate list all current Permits issued to the Group, including the names of the Permits and their respective dates of issuance and expiration.

13.3	No Group Company has received written notice that it is materially in default under any Permit.

13.4	So far as the Seller is aware, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the termination, modification, suspension, lapse, limitation or revocation, or prejudice the renewal of any of them.

13.5	Each Group Company and its respective officers have complied with the provisions of all applicable legislation, regulation, laws, directives and orders relating to its corporate affairs, and the carrying on of its business in its jurisdiction of incorporation or establishment, including any provisions as to filing of returns, particulars, resolutions and other documents, and all legal requirements have been complied with in connection with the formation of each subsidiary and with issues of its shares and other securities.

13.6	None of the Group Companies or any of the Group Companies’ directors or employees (A) has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti- Bribery Law, Anti-Money Laundering Laws or Sanctions; or (B) is or has been the subject of investigation, inquiry or enforcement proceedings for any violation or alleged violation of any Anti-Bribery Law, Anti-Money Laundering Laws or Sanctions or has received any notice, request, or citation for any actual or potential noncompliance with the same.

13.7	None of the Group Companies will have any contract or purchase orders in place on the Completion Date that will require performance following Completion of services in any country subject to oil industry sector sanctions or to a company owned by a government subject to such sanctions or any Specially Designated National (as defined by the Office of Foreign Assets Control of the United States).

14	Contracts between the Group and the Seller

14.1	Except as disclosed in the Disclosure Letter, there are no contracts, agreements, arrangements or any other written instrument, existing between the Seller and any Group Company, which will remain in force following Completion.

15	Termination of Agreements and Cancellation of Approvals

15.1	There is no: (a) customer, supplier or financial institution entitled to terminate any agreement existing between any of them and any Group Company; and/or (b) Governmental Authority entitled to cancel or not renew any consent/permit or approval granted to any Group Company on account of the Transaction, which in either (a) or (b) above, shall have a Material Adverse Effect.

16	Material Contracts

16.1	The Disclosure Letter contains a complete and accurate list of every contract, agreement, arrangement and obligation (whether or not evidenced in writing) to which any Group Company is a party and which:

(a)	whether by reason of its nature, term, scope, price or otherwise, is or is likely to be of material importance to its business, profits, assets or liabilities; or

(b)	is not in the ordinary course of its trading; or

(c)	is incapable of performance in accordance with its terms within six (6) months of the date on which it was entered into or undertaken; or

(d)	is of an onerous nature or cannot be fulfilled or performed by the relevant Group Company on time and without undue or unusual expenditure of money or effort; or

(e)	involves an aggregate consideration payable by the relevant Group Company in excess of such USD amount as the Seller and the Purchaser shall agree; or

(f)	is entered into with any Governmental Authority; or

(g)	limits or purports to limit the ability of any Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time; or

(h)	is not terminable by the relevant Group Company on less than six (6) months’ notice without compensation

(the “Material Contracts”).

16.2	Each of the Material Contracts is in full force and effect and is legal, valid and binding on the relevant Group Company, and so far as the Seller is aware, is legal, valid and binding on each counterparty thereto in accordance with its terms (subject to applicable laws) and, upon consummation of the Transaction, shall continue in full force and effect without penalty or other adverse consequences.

16.3	None of the Group Companies is in default under any Material Contract and, so far as the Seller is aware, no other party to any Material Contract is in default thereunder.

16.4	None of the Group Companies has received a written notice of termination from the relevant counterparty under any Material Contract.

16.5	None of the Group Companies has amended, modified or consented to the termination of any Material Contract.

16.6	Each Material Contract is binding and in full force and effect and no Group Company is in default of any Material Contract.

17	Assets

17.1	The assets included in the Accounts, or acquired by any Group Company since the Accounts Date (the “Assets”) comprise all the assets necessary for the Group to carry on its business after Completion substantially in the manner in which it is carried on as at the Signing Date, except for the distribution of the receivables to the Selling Stockholders authorized after September 30, 2017, which will have been distributed prior to Completion.

17.2	All of the Assets are legally and beneficially owned by the Group free and clear from any security interest, mortgage, charge, pledge, lien, right to acquire or any other agreement to give or create any of the foregoing.

17.3	The Group has caused the Assets to be maintained in accordance with good business practice, and all of the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

18	Property

18.1	The Properties comprise all of the premises occupied or used by the Group in connection with its operations and all deeds and documents necessary to prove title to each Property are in the possession of the Group.

18.2	The Group does not own any real property, other than the Office Building and real estate to be transferred as of the Completion Date under Clause 5.11.2.

18.3	The Disclosure Letter contains a complete and accurate list of every lease for the Properties occupied or used by the Group in connection with the operations of the business to which the Group is a party (the “Leases”). Each Lease is in full force and effect and is legal, valid and binding on the relevant Group Company, and to the Seller’s knowledge is legal, valid and binding on the relevant landlords, in each case in accordance with their terms (subject to applicable laws). The Lease related to the Office Building shall be terminated upon transfer of the real property to the Company on Completion Date.

18.4	The Group is fully and solely entitled to the Leases and has a good and marketable right to each of those Leases.

18.5	None of the Group Companies is in default under any Lease and, so far as the Seller is aware, no landlord to any lease for the Properties is in default thereunder. None of the Group Companies has received a written notice of termination from the relevant landlord under any Lease.

19	Intellectual Property

19.1	No intellectual property rights used by the Group are held by or registered in the name of the Seller and all rights, title and interest in such intellectual property rights (to the extent that the same exist) reside with and are owned by the Group, free of any security interest, mortgage, charge, pledge, lien, right to acquire or any other agreement to give or create any of the foregoing, or are licensed by the Group pursuant to valid licenses.

19.2	The sale and purchase of the Company Shares do not infringe of any intellectual property licenses used or held for use by the Group.

19.3	No claim has been threatened or asserted by or against any Group Company in relation to its intellectual property and no basis exists for any such claim.

19.4	The Seller is not aware of any unauthorised use by any person of any intellectual property rights of the Group.

20	Customers and Suppliers

20.1	All payable balances owed by the Group are in the ordinary course of business.

20.2	None of the Group Companies has received any notice or has any reason to believe that any significant customer or supplier of the business of the Group has ceased, or will cease, to use the products, equipment, goods or services, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

20.3	The Seller is not aware of any significant changes in the market or the applicable regulations affecting the business of the Group.

20.4	All receivables of the Group reflected in the Accounts or the Management Accounts, arising from the date thereof until Completion are or will be good and have been collected or are or will be collectible.

21	Insurance

21.1	All material assets, properties and risks of the Group are covered by valid and currently effective insurance policies issued in favour of the Group in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in business and operations similar to those of the Group.

21.2	All such insurance policies are currently in full force and effect and nothing has been done or omitted to be done which could make any policy of insurance void or voidable and there is no claim outstanding under any such policy. The Group is not required to pay any additional premiums other than those set out in the policies.

21.3	All premiums due on such insurances have been duly and timely paid.

21.4	The Group has not failed to renew any insurance policy or any Permit that is scheduled to terminate or expire before Completion.

21.5	All the assets and undertaking of the Business of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same classes of business as the Group, and the Group is now and has at all material times been adequately covered against accident, damage, injury, third party loss, loss of profits and other risks normally covered by insurance.

21.6	Full and accurate particulars of all outstanding claims under any of such insurance policies are set out in the Disclosure Letter and:

(a)	each such claim has been notified to the relevant insurer in accordance with the terms of the relevant policy and that insurer has neither disputed that claim nor reserved its right to do so;

(b)	each such claim has been accepted as payable in full (including as to related costs and expenses), and without any deduction (subject only to any deductible, excess or retention specified in the relevant policy), by the relevant insurer; and

(c)	the aggregate loss represented by any such claim does not result in the amount of insurance available under any relevant insurance policy being exceeded.

22	Anti-Bribery

22.1	None of the Group Companies or any of the Group Companies’ directors or employees has in the five (5) years prior to the Signing Date violated any Anti-Bribery Law or Anti-Money Laundering Law.

22.2	None of Group Companies or any of the Group Companies’ directors or employees, has directly or indirectly (A) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (B) received, made, offered, or authorized any unlawful payment to any Government Official; or (C) received, made, offered, or authorized any bribe, rebate, payoff, influence or facilitation payment, kickback or other similar payment to any person for the purpose of gaining an improper business advantage or encouraging the recipient to violate the policies of his or her employer or to breach an obligation of good faith, loyalty, impartiality or trust, in each case of (A), (B) and (C) in violation of Anti-Bribery Law.

22.3	None of the Group Companies or any of the Group Companies’ directors or employees (A) is a Sanctioned Party, (B) has breached any Sanctions, or (C) is or has engaged in any business or activities, or any direct or indirect dealings or transactions, including through distributors or agents, with any Sanctioned Party.

22.4	None of the Group Company or any of the Group Company’s directors or employees is or has been the subject of any whistleblowing claim in connection with the alleged violation of any Anti-Bribery Law, Anti-Money Laundering Law or Sanctions.

23	Tax

23.1	All returns relating to Taxation required to be filed by the Group have been duly and timely filed and all such filed returns are true, correct and complete and are not subject to any dispute.

23.2	All taxes of any nature whatsoever for which any Group Company is liable and which have fallen due for payment has been duly and timely paid by the Company.

23.3	No Group Company is currently or has in the past been subject to any non-routine investigation audit or visit by any tax authority.

23.4	No Group Company is treated for any tax purposes as resident in a country other than the country of its incorporation.

24	Environmental Matters

24.1	Each Group Company has complied with the environmental laws of Oman and of each other jurisdiction in which it operates.

24.2	Each Group Company has obtained all environmental licenses (all of which are valid and subsisting) and has complied with the terms and conditions of all its environmental licenses. No environmental license may be terminated, revoked, modified, or suspended as a result of the acquisition by the Purchaser of the Company Shares. So far as the Seller is aware no circumstances exist which may result in any environmental licenses not being extended, renewed, or where necessary transferred.

25	Employees

25.1	A true and correct list of all senior employees of the Group with an annual base salary over USD 100,000 (equivalent to OMR 38,500) per annum (the “Senior Employees”) is set out in the Disclosure Letter.

25.2	All contracts of employment and the most recent employment addendum relating to the Senior Employees have been Disclosed in the Disclosure Letter.

25.3	So far as the Sellers are aware, no Senior Employee has given or been given notice terminating his contract of employment.

25.4	No Group Company is involved in any legal proceedings, dispute or grievance investigation or procedure, which have a value in dispute in excess of USD 50,000 (equivalent to OMR 19,250) with any of its Senior Employees.

25.5	No Group Company has any share incentive scheme, share option scheme or profit sharing bonus or other incentive scheme for any Senior Employee.

25.6	All end of service benefits of employees have been accrued for in the Accounts.

25.7	The Group is in compliance with its legal obligations to register its current employees with the relevant Governmental Authorities in Oman in accordance with applicable laws.

26	Indebtedness

26.1	The Group has no Financial Indebtedness other than as shown in the Accounts.

27	Related Party Arrangements

Any and all contracts, agreements, arrangements (whether or not documented) or any other written instrument entered into by any Group Company with a Related Party other than the Transaction Documents are listed in the Disclosure Letter.

28	Working capital

The Group has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for at least six (6) months after Completion and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

29	Records

The Group’s books and records have been properly kept in accordance with applicable laws and maintained up today and set out accurate records of all material actions taken by the Group’s shareholders or manager.

30	Group Net Debt and Leakage

30.1	The Group Net Debt does not exceed the Agreed Net Debt Amount at Completion Date.

30.2	None of the Group Companies has permitted or made or paid any Leakage.

31	Undisclosed Liabilities

31.1	The Group has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Accounts as of the Accounts Date and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Accounts Date and which are not, individually or in the aggregate, material in amount.

32	Accuracy of information

32.1	All information contained or referred to in the Disclosure Letter is true and accurate and fairly presented and nothing has been omitted from the Disclosure Letter which renders any of that information incomplete or misleading.

32.2	Each document attached to the Disclosure Letter is a true and accurate copy of what it purports to be.

33	Ownership of SGEE

33.1	The Seller owns such number of shares in SGEE that represents at least 56% of the issued and outstanding share capital of SGEE.

Schedule 3 Limitations on Seller’s Liability

1	Maximum liability

1.1	The liability of the Seller in respect of: (a) all Claims, other than Claims in respect of the Fundamental and Tax Warranties, shall not exceed 50% of the Consideration; and (b) all Claims for breach of the Fundamental and Tax Warranties or arising from fraud or wilful misconduct shall not exceed the Consideration.

1.2	For the purposes of paragraph 1.1, the amount of any costs and expenses and other amounts (including interest) ordered or determined to be payable to the Purchaser by any judgment, order, settlement or award in connection with or arising out of any Claim shall be excluded from the sums referred to therein as a liability.

2	Small claims and threshold

2.1	The Seller shall not be liable in respect of a Claim (other than any Claim in respect of the Fundamental and Tax Warranties) unless and until:

(a)	the amount of such relevant Claim exceeds RO. 20,000 (a “Qualifying Claim”); and

(b)	the aggregate amount of all Qualifying Claims exceeds RO. 200,000, in which event the Seller shall be liable for the whole of such amount claimed (subject to the other provisions of this Agreement) and not only for the excess over that sum.

2.2	For the purposes of paragraph 2.1, the amount of all costs and expenses of the Purchaser in bringing any Claim shall be excluded from the sums set out in paragraph 2.1.

3	Specific limitations

3.1	The Seller shall not be liable in respect of a Claim to the extent that the matter giving rise to, or the loss arising from, that Claim:

(a)	occurs as a result of or is otherwise attributable to:

(i)	any legislation not in force at the Signing Date or any change of law or administrative practice or judicial interpretation which comes into force or effect after the Signing Date; or

(ii)	any increase after the Signing Date in any rate of Taxation;

(b)	has been fully recovered by the Purchaser under any Seller Warranty or term of this Agreement or any other document entered into pursuant to this Agreement in each case without any cost or expenses to the Purchaser or the Company; or

(c)	is Disclosed in the Disclosure Letter, or were within the actual knowledge of the Purchaser on or before the Signing Date; or

(d)	is provided for in the Accounts; or

(e)	is covered under a policy of insurance, in which case, no Claim shall be brought against the Seller unless a claim has been made against the insurer and all reasonable endeavours have been used to pursue the claim. The Seller’s liability in respect of such Claim shall be reduced by any amount recovered under such policy of insurance

4	Time Limits

4.1	The Seller shall not be liable for an Indemnity Claim unless notice in writing summarising in reasonable detail the matter giving rise to and the nature of the relevant claim, and specifying (as far as is reasonably practicable) the amount claimed, has been given by the Purchaser to the Seller on or before the third anniversary of Completion.

4.2	The Seller shall not be liable for a Claim unless notice in writing summarising in reasonable detail the matter giving rise to and the nature of the relevant claim, and specifying (as far as is reasonably practicable) the amount claimed, has been given by the Purchaser to the Seller on or before the second anniversary of Completion.

5	No duplication of liability

The Purchaser shall not be entitled to recover damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

6	Remediable breaches

Where the matter or default giving rise to a Claim is capable of remedy, the Purchaser shall procure that the Seller is given the opportunity, within twenty (20) Business Days after the date on which notice of such Claim is given to the Seller to remedy the relevant matter or default (if capable of remedy).

7	Acts of Purchaser

7.1	The Seller shall not be liable in respect of any Claim or Indemnity Claim instituted by the Purchaser:

(a)	in respect of Losses, if and to the extent that such Losses are as a result of the Purchaser’s negligence or default in procuring that the Company suitably defend or pursue, as the case may be, a claim, action, or demand made by or against the Company after the Completion Date;

(b)	for any increase in the amount of liability under a Claim or Indemnity Claim, which increase is caused by the Purchaser’s unreasonable delay, after becoming aware of such potential Claim or Indemnity Claim, in notifying the potential Claim or Indemnity Claim to the Seller;

(c)	if and to the extent that the relevant Claim or Indemnity Claim would not have arisen but for a breach by the Purchaser of its own obligations under a Transaction Document.

Schedule 4 Pre-completion Covenants

Without prejudice to the provisions of Clauses 6.1 and 6.2, pending Completion the Seller shall procure that, without the prior written consent of the Purchaser, the Group shall not:

1.1	alter the share capital of any Group Company;

1.2	vary any constitutive documents of any Group Company;

1.3	create, allot or issue any shares or other securities of any Group Company;

1.4	create or grant or enter into any option, right to acquire or right to call (whether by conversion, subscription or otherwise) in respect of any shares or other securities of any Group Company;

1.5	pay any dividend or make any other distribution of its assets;

1.6	create any subsidiary or acquire an interest in any body corporate or business;

1.7	merge or consolidate the business or affairs of any Group Company with any other person;

1.8	take any step to dissolve, wind-up or liquidate any Group Company;

1.9	acquire or dispose of any asset, business or undertaking in excess of USD 5,000,000;

1.10	incur any capital expenditure on any individual item in excess of USD 5,000,000;

1.11	assume or incur any Financial Indebtedness; create any Encumbrance upon any of the properties, assets or shares of any Group Company;

1.12	make any loans, advances or capital contributions to or investments in any other person;

1.13	make any material change (from the point of view of the relevant employee or category of employees) in the terms and conditions of employment (contractual or non- contractual), working practices or collective agreements relating to such practices of any employee or category of employees;

1.14	terminate the employment of any Senior Employees;

1.15	lease, license or part with or share possession or occupation of any property or other asset owned, held or occupied (or which may be acquired) by any Group Company;

1.16	remove (or allow the removal of) any plant or machinery from the premises of any Group Company;

1.17	dispose of or destroy any corporate or other books or records of any Group Company;

1.18	modify or terminate any rights under any Material Contract;

1.19	transfer any of the Group’s assets to the Seller;

1.20	make material changes to the accounting or tax policies, procedures or practices, or take any other material action with respect to taxes or tax returns or filings or change the internal statutory auditors of the Group; or

1.21	enter into any transaction with any person otherwise than at arms’ length and for full value;

1.22	enter into, amend, or terminate a material agreement, arrangement or obligations involving an amount in excess of USD 5,000,000;

1.23	voluntarily terminate any material license of any Group Company or fail to renew any material license of any Group Company when due for renewal; or

1.24	agree, arrange or undertake to do any of the things referred to above in this Schedule 4.

Schedule 5 Conditions Precedent Satisfaction Certificate

To:

1.	[	] [Address]

2.	[	] [Address]

______________2017

Agreement for the Purchase of Shares in Gulf Energy Services S.A.O.C. dated [●] 2017 between Mubadarah Investments LLC, the Founders and National Energy Services Reunited Corporation (the “SPA”)

We hereby confirm that the Conditions Precedent referred to in Clause 4 and Schedule 4 (Conditions Precedent) of the SPA have been fulfilled.

Yours sincerely,

Signed by For and on behalf of MUBADARAH INVESTMENTS LLC	) ) ) )
HILAL AL BUSAIDY
YASSER SAID AL BARAMI
Signed by For and on behalf of NATIONAL ENERGY SERVICES REUNITED CORPORATION	) ) ) )

Schedule 6

Corporate Details of Company and Subsidiaries

Benon Oil Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/Ghala Al Sanaiah
Incorporation Date	7 October 2003
Registration Number	1737511
Share Capital	OMR 60,000
Shareholders	IPC: 99% Mr Hilal: 1%
Registered Charges	None

Fishing and Remedial Experts Enterprises LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	6 June 2011
Registration Number	1111412
Share Capital	OMR 150,000
Shareholders	GES: 99% Mr Yasser: 1%
Registered Charges	Registered mortgage charge in favour of NBO (for a value of OMR 4.1 million (approx. USD 11 million) expiring 17 November 2019 and OMR 7 million (approx. USD 18 million) expiring 28 March 2021).

Gulf Drilling Fluids Technology LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	4 September 2012
Registration Number	1153719
Share Capital	150,000 Omani Rial
Shareholders	GES: 99% Mr Yasser: 1%
Registered Charges	None

Gulf Energy Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	3 October 2011
Registration Number	1122218
Share Capital	OMR 150,000
Shareholders	GES: 99% Mr Yasser: 1%

Registered Charges	None
Branches	GES Oman has branches in Algeria, KSA, Kuwait and Yemen.

Intelligent Drilling Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/Al Qurm
Incorporation Date	13 January 2007
Registration Number	1011333
Share Capital	OMR 150,000
Shareholders	GES: 99% Mr Yasser: 1%
Registered Charges	Registered mortgage charge in favour of Muscat Bank (for a value of OMR 6 million (approx. USD 17 million) expiring 3 April 2021 and OMR 21 million (approx. USD 57 million) expiring 17 November 2017).

Integrated Petroleum Services Company LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	1 October 1996
Registration Number	1539671
Share Capital	250,000 Omani Rial
Shareholders	GES: 97% Abdulhameed Al Hamdani: 3%
Registered Charges	Registered mortgage charge in favour of Muscat Bank (for a value of OMR 6 million (approx. USD 18 million) expiring 17 November 2019 and OMR 21.6 million (approx. USD 56 million) expired 6 September 2016).

Midwest Oilfield Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/Ghala Al Sanaiah
Incorporation Date	10 July 2001
Registration Number	1677586
Share Capital	250,000 Omani Riyal
Shareholders	GES: 99% Intelligent Drilling Services LLC: 1%
Registered Charges	Registered mortgage charge in favour of Bank Dhofar (for a value of OMR 3.9 million (approx. USD 10 million)). Expiry date of the charge is 16 September 2019.

Sino Gulf Energy Enterprises LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/Bawshar
Incorporation Date	21 September 2005

Registration Number	1805061
Share Capital	1,200,000 Omani Rial
Shareholders	GES: 51% IFC: 44% China Petroleum & Development Corporation: 5%
Registered Charges	Registered mortgage charge in favour of Muscat Bank (for a value of OMR 18 million (approx. USD 47 million)). The charge has expired but still appears on CR of company. We have requested, but not yet received, confirmation as to why the charge is still registered.

Tamkeen Fracking LLC
Entity Type	Omani Limited Liability Company
Location	Ghala/Boucher/Muscat
Incorporation Date	7 March 2012
Registration Number	1138641
Share Capital	OMR 150,000
Shareholders	GES: 99% Mr Yasser: 1%
Registered Charges	Registered mortgage charge in favour of Muscat Bank (for a value of OMR 4.9 million (approx. USD 13 million) expiring 19 November 2019 and OMR 4.9 million (approx. USD 13 million) expiring in March 2021)).

Tasneea Oil and Gas Technology LLC
Entity Type	Omani Limited Liability Company
Location	Ghala Al Sanaiah/Bousher/Muscat
Incorporation Date	15 January 2012
Registration Number	1133224
Share Capital	OMR 150,000
Shareholders	GES: 20% Mubadarah Investment: 79% Mr Hilal: 1%
Registered Charges	Omani Limited Liability Company

Well Maintenance Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	1 March 2011
Registration Number	1103680
Share Capital	150,000 Omani Rial
Shareholders	GES: 99% WSS: 1%
Registered Charges	Registered mortgage charge in favour of National Finance Company (for a value of OMR 1.1 million (approx. USD 2.9 million)). The charge has expired however still appears on CR of company. We have requested, but not yet received, confirmation as to why the charge is still registered.

Well Solutions Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	12 December 2010
Registration Number	1098989
Share Capital	150,000 Omani Rial
Shareholders	GES: 99% IDS: 1%
Registered Charges	Registered mortgage charge in favour NBO (for value of OMR 21.9 million (approx. USD 57 million)). Expiry date of charge 17 November 2017.

Schedule 7 Existing Disputes

No.	Claimant	Respondent	Case No. and Subject Matter
1.	Petrogas	[Seller to confirm Group entity]	Case No. [●] Subject Matter: Dispute regarding lawful ownership of certain equipment in the Kingdom of Saudi Arabia.
2.	International Finance Company	SGEE	Case No. [●] Subject Matter: Non-payment of dividends for the years 2006 through 2009.
3.	International Finance Company	SGEE	Case No. [●] Subject Matter: Non-payment of dividends for the years 2010 through to the date of the expert’s determination.
4.	Falcon Oil Services	The Company	Case No. [●] Subject Matter: Breach of contract, lack of security protection and delay in returning equipment.
5.	Al-Nukhba	SGEE	Case No. [●] Subject Matter: Unfair award of a contract to SGEE instead of Al- Nukhba.

Schedule 8

Disclosure Letter

[To be completed]

Signed and agreed by the Parties or their duly authorised representatives on the date written above on the first page.

Signed by	)

For and on behalf of	)

MUBADARAH INVESTMENTS LLC	)

)
/s/ Yasser Said AL Barami, Director
Signed by	)

HILAL AL BUSAIDY	)

)

)
/s/ Hilal Al Busaidy

Signed by	)

YASSER SAID AL BARAMI	)

)

)
/s/ Yasser Said Al Barami

Signed by	)

For and on behalf of	)

NATIONAL ENERGY SERVICES	)
REUNITED CORPORATION	)

/s/ Sherif Foda, CEO